Filed Pursuant to Rule 424(b)(2)

File no.333-132911

PRODUCT SUPPLEMENT No. REN-6b (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006)

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Return Enhanced Notes

Linked to the Asian Equity Index Basket

(the “Notes”)

General

•

Merrill Lynch & Co., Inc. may offer and sell Return Enhanced Notes Linked to the Asian Equity Index Basket from time to time. This product supplement no. REN-6b describes terms that will apply generally to the Notes, and supplements the terms described in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, which (together with this product supplement) are collectively referred to as the “Prospectus”. A separate term sheet will describe terms that apply specifically to the Notes being offered by such term sheet and accompanying Prospectus. If the terms described in the applicable term sheet are inconsistent with those described herein or in the Prospectus, the terms described in the applicable term sheet will control.

•	The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc., and will be issued as a part of a series of Notes designated Medium-Term Notes, Series C.

•	Payment on the Notes will be linked to the Asian Equity Index Basket, as described below.

•	For important information about tax consequences, see “United States Federal Income Taxation” beginning on page PS-30.

•	Authorized denominations will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable term sheet.

•	Investing in the Notes is not equivalent to investing in the indices included in the Asian Equity Index Basket or any of their component stocks.

•	The Notes will not be listed on any securities exchange.

Key Terms

Basket:	The Asian Equity Index Basket (the “Basket”) consisting on the AMEX Hong Kong 30 Index, the FTSE/Xinhua China 25 Index, the KOSPI 200 Index, the MSCI Taiwan Index and the MSCI Singapore Index.

Payment at Maturity (Notes with a Buffer):	For Notes with a buffer, if the Ending Basket Level is greater than the Initial Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount per Note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor, subject to the Maximum Total Return on the Note. The “Maximum Total Return” on the Note is a percentage which we will determine on the Pricing Date (as defined below) and set forth in the applicable final term sheet. Accordingly, the appreciation potential of the Notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to the Maximum Total Return, if the Ending Basket Level is greater than the Initial Basket Level (or the Strike Level, if applicable), your final payment per $1,000 principal amount per Note will be calculated as follows:

$1,000 + ($1,000 x Basket Return x upside leverage factor)

For Notes with a buffer, your principal is protected against a decline in the Index up to a buffer amount. If the Ending Basket Level declines from, or is equal to, the Initial Basket Level and such decline is equal to or less than the buffer amount, you will receive the principal amount of your Notes at maturity. If the Ending Basket Level declines by more than the buffer amount, for every 1% decline of the Basket beyond the buffer amount you will lose an amount equal to 1% of the principal amount of your Notes multiplied by the downside leverage factor, and your final payment per $1,000 principal amount per Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + ($1,000 x (Basket Return + buffer amount %) x downside leverage factor)

For Notes with a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Initial Basket Level (or the Strike Level, if applicable) by more than the buffer amount.

Payment at Maturity (Notes without A Buffer):	For Notes without a buffer, if the Ending Basket Level is greater than the Initial Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount per Note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor, subject to the Maximum Total Return on the Note. Accordingly, the appreciation potential of the Notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to the Maximum Total Return, if the Ending Basket Level is greater than the Initial Basket Level (or the Strike Level, if applicable), your final payment per $1,000 principal amount per Note will be calculated as follows:

$1,000 + ($1,000 x Basket Return x upside leverage factor)

For Notes without a buffer, if the Ending Basket Level is equal to the Initial Basket Level (or the Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount per Note.

For Notes without a buffer, if the Ending Basket Level declines from the Initial Basket Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your Notes for every 1% that the Basket declines beyond the Initial Basket Level (or the Strike Level, if applicable), unless otherwise specified in the applicable term sheet. Under these circumstances, your final payment per $1,000 principal amount per Note will be calculated as follows:
$1,000 + ($1,000 x Basket Return)

For Notes without a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Initial Basket Level (or the Strike Level, if applicable).

Buffer Amount:	As specified in the applicable term sheet.

Upside Leverage Factor:	As specified in the applicable term sheet.

Downside Leverage Factor:	As specified in the applicable term sheet.

Basket Return:	The performance of the Basket from the Initial Basket Level to the Ending Basket Level, calculated, unless otherwise specified in the applicable term sheet, as follows:
( Ending Basket Level – Initial Basket Level (or Strike Level, if applicable))
Initial Basket Level (or Strike Level, if applicable)

Initial Basket Level:	The Basket closing level on the date the Notes are priced for initial sale to the public (the “Pricing Date”), or such other date or dates as specified in the applicable term sheet.

Ending Basket Level:	The Basket closing level on the Observation Date, or the arithmetic average of the Basket closing levels on each of the Averaging Dates, or such other date or dates as specified in the applicable term sheet.

Strike Level:	The applicable term sheet may specify a Basket level other than the Initial Basket Level to be used for calculating the Basket Return and the amount payable at maturity, if any. For example, the applicable term sheet may specify that a Strike Level equal to 95% of the Initial Basket Level shall be used to calculate the Basket Return.

Valuation Date(s):	The Ending Basket Level will be calculated on a single date, which we refer to herein as the Observation Date, or on several dates, each of which we refer to herein as an Averaging Date, as specified in the applicable term sheet. We also refer to such dates generally as Valuation Dates in this product supplement and the applicable term sheet. Any Valuation Date is subject to postponement in the event of certain Market Disruption Events and as described under “Description of the Notes — Payment at Maturity.”

Maturity Date:	As specified in the applicable term sheet.

Investing in the Notes involves a number of risks. See “ Risk Factors” beginning on page PS-8 and on pages S-3 to S-4 in the MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this product supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, or any related term sheet. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is October 19, 2007

“MSCI Taiwan Index” and “MSCI Singapore Index” are the exclusive property of Morgan Stanley Capital International Inc., and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“KOSPI” and “KOSPI 200” are trademarks/service marks of the Korea Stock Exchange and have been licensed for use by Merrill Lynch & Co., Inc.

The Amex Hong Kong Index is sponsored by, and is a service mark of, the American Stock Exchange LLC. The Index is being used with the permission of the Exchange.

All copyright in the FTSE/Xinhua China 25 Index values and constituent list vest in FTSE/Xinhua Index Limited. Merrill Lynch & Co., Inc. has obtained full license from FTSE/Xinhua Index Limited to use such copyright in the creation of the Notes.

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this product supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus (the “Prospectus”) to help you understand the Merrill Lynch Return Enhanced Notes Linked to the Asian Equity Index Basket (the “Notes”). You should carefully read the Prospectus to fully understand the terms of the Notes, the Asian Equity Index Basket (the “Basket”) and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” section in this product supplement and the accompanying MTN prospectus supplement, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this product supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt.

The Notes will be issued in denominations of $1,000 principal amount and integral multiples thereof, unless otherwise specified in the applicable term sheet. You may transfer the Notes only in whole denominations of $1,000 principal amount. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risks, including the risk of loss of principal. Please refer to the sections entitled “Risk Factors” in this product supplement and the accompanying MTN prospectus supplement.

Who determines the level of the Basket and what does the Basket reflect?

MLPF&S, as calculation agent, will determine the value of the Basket as described in the section entitled “The Basket” in this product supplement. The Basket is designed to allow investors to participate in the movement of the levels of five Asian equity indices, as reflected by changes in the level of the Basket, from the Initial Basket Level, or Strike Level, if applicable, to the Ending Basket Level. The indices that comprise the Basket are the AMEX Hong Kong 30 Index, the FTSE/Xinhua China 25 Index, the KOSPI 200 Index, the MSCI Taiwan Index and the MSCI Singapore Index (each a “Basket Component Index” and together the “Basket Component Indices”). Each Basket Component Index will be assigned a weighting so that each Basket Component Index represents an equal portion of the Basket on the date the Notes are priced for initial sale to the public (the “Pricing Date”).

Unless otherwise specified in the applicable term sheet, the Basket closing level will be calculated as follows:

100 x [1 +

((AMEX Hong Kong Return * AMEX Hong Kong Weighting) + (FTSE/Xinhua Return * FTSE/Xinhua Weighting)

+ (KOSPI Return * KOSPI Weighting) + (MSCI Taiwan Return * MSCI Taiwan Weighting) + (MSCI Singapore

Return * MSCI Singapore Weighting)]

An investment in the Notes does not entitle you to any dividends, voting rights or any other ownership interest in the stocks of the companies included in any of the Basket Component Indices.

What will I receive on the maturity date of the Notes?

On the maturity date, you will receive a cash payment per $1,000 principal amount Note determined by the calculation agent and equal to:

(i) For both Notes with a buffer and without a buffer, if the Ending Basket Level is greater than the Initial Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount per Note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor, subject to the Maximum Total Return on the Note. The “Maximum Total Return” on the Note is a percentage which we will determine on the Pricing Date and set forth in the applicable final term sheet. Accordingly, the appreciation potential of the Notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to the Maximum Total Return, if the Ending Basket Level is greater than the Initial Basket Level (or the Strike Level, if applicable), your final payment per $1,000 principal amount per Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + ($1,000 x Basket Return x upside leverage factor)

(ii) (a) For Notes with a buffer, if the Ending Basket Level declines from the Initial Basket Level (or the Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your Notes at maturity. If the Ending Basket Level declines by more than the buffer amount, for every 1% decline of the Basket beyond the buffer amount you will lose an amount equal to 1% of the principal amount of your Notes multiplied by the downside leverage factor, and your final payment per $1,000 principal amount per Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + [$1,000 × (Basket Return + buffer amount %) × downside leverage factor]

For Notes with a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Initial Basket Level (or the Strike Level, if applicable) by more than the buffer amount.

(b) For Notes without a buffer, if the Ending Value is equal to the Initial Basket Level (or the Strike Level, if applicable), you will receive the principal amount of your Notes at maturity. If the Ending Basket Level declines from the Initial Basket Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your Notes for every 1% that the Basket declines beyond the Initial Basket Level (or the Strike Level, if applicable), unless otherwise specified in the applicable term sheet. Under these circumstances, your final payment per $1,000 principal amount Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + ($1,000×Basket Return)

For Notes without a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level decline from the Initial Basket Level (or the Strike Level, if applicable).

Unless otherwise specified in the applicable term sheet, the “Basket Return,” as calculated by the calculation agent, is the percentage change in the closing level of the Basket calculated by comparing the Basket closing level on the Valuation Date(s), as specified in the applicable term sheet (the “Ending Basket Level”), to (i) the Basket closing level on the Pricing Date, or such other date or dates as specified in the applicable term sheet (the “Initial Basket Level”), or, alternatively, (ii) a value other than the Initial Basket Level specified in the applicable term sheet (the “Strike Level”). The applicable term sheet will specify the Initial Basket Level (or the Strike Level, if applicable) and the manner in which the Ending Basket Level is determined. The Basket Return, unless otherwise specified in the applicable term sheet, is calculated as follows:

Basket Return =	(	Ending Basket Value – Initial Basket Level (or Strike Level, if applicable))
Initial Basket Level (or Strike Level, applicable)

For more specific information about the payment on the maturity date, please see the section entitled “Description of the Notes” in this product supplement.

Will I receive interest payments on the Notes?

You will not receive any interest payments on the Notes, but you may receive a payment on the maturity date based on the performance of the Index over the term of the Notes. We have designed the Notes for investors who are willing to forgo interest payments on the Notes, such as fixed or floating interest rates paid on traditional interest bearing debt securities, in exchange for receiving the payment on the maturity date.

What about taxes?

The United States federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Basket. Under this characterization and tax treatment of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled “United States Federal Income Taxation” in this product supplement.

What price can I expect to receive if I sell the Notes prior to the stated maturity?

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide our affiliate MLPF&S with compensation for its services in developing the Notes.

If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates, volatility and the current level of the Basket. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the original public offering price of your Notes if sold before the stated maturity date.

In a situation where there had been no movement in the level of the Basket and no changes in the market conditions from those existing on the date you purchase the Notes, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the original public offering price. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

Our subsidiary MLPF&S is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S currently intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

In addition, MLPF&S will be our agent for purposes of calculating, among other things, the Basket closing level on any Valuation Date(s), the Ending Basket Level and the payment on the maturity date. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement. You should also read other documents ML&Co. has filed with the Securities and Exchange Commission, which you can find by referring to the section entitled “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus.

RISK FACTORS

Your investment in the Notes will involve certain risks. The Notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the Notes is not equivalent to investing directly in the Basket Component Indices or any of the component stocks of the Basket Component Indices. In addition, your investment in the Notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before you decide whether an investment in the Notes is suitable for you.

Your investment may result in a loss

You will not receive interest on the Notes and we will not repay to you a fixed amount of principal on the Notes on the maturity date. The payment on the maturity date will depend on the change in the level of the Basket from the Initial Basket Level (or the Strike Level, as applicable). Because the level of the Basket is subject to market fluctuations, the payment you receive on the maturity date may be more or less than the original public offering price per Note. For Notes with a buffer, you will lose some or all of your investment on the maturity date if the Ending Basket Level declines from the Initial Basket Level (or Strike Level, if applicable) by more than the buffer amount. For Notes without a buffer, you will lose some or all of your investment on the maturity date if the Ending Basket Level declines from the Initial Basket Level (or Strike Level, if applicable).

Your return is limited and will not reflect the return on a direct investment in the stocks included in the Basket Component Indices

The opportunity to participate in the possible increases in the level of the Basket through an investment in the Notes is limited because the amount you receive at maturity will never exceed the sum of principal and the Maximum Total Return, which will be set on the Pricing Date and represents a predetermined percentage of the principal amount. However, for a Note without a buffer, if the level of the Basket declines over the term of the Notes, you will realize the entire decline. For a Note with a buffer, if the level of the Basket declines on a percentage basis by more than the buffer, you will realize a percentage decline on the Notes greater than the percentage decline on the Basket in excess of the buffer.

In addition, you will not have voting rights or rights to receive cash dividends or other ownership rights in the stocks comprising the Basket Component Indices and your return on the Notes will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Basket Component Indices and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you on the maturity date by reference to the Ending Basket Level. The Ending Basket Level reflects the prices of the common stocks in the Basket Component Indices without taking into consideration the value of dividends paid on those stocks.

Your return, which could be negative, may be lower than the return on other debt securities of comparable maturity

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. A trading market for the Notes is not expected to develop and if trading does develop, these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although our affiliate MLPF&S has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. The limited trading market for your Notes may adversely affect the price that you receive for your Notes if you do not wish to hold your investment until the maturity date.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If MLPF&S makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes, and compensation for developing and hedging the product. This quoted price could be higher or lower than the principal amount. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the Notes. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the level of the Basket and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the principal amount. This is due to, among other things, the fact that the principal amount included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Notes.

The Basket Return for the Notes will not be adjusted for changes in exchange rates that might affect the Index

Although the stocks composing the Basket Component Indices are traded in currencies other than U.S. dollars, and the Notes, which are linked to the Basket, are denominated in U.S. dollars, the amount payable on the Notes on the maturity date will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the Basket Component Indices are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Basket Return for the Notes. The amount we pay in respect of the Notes on the maturity date will be determined solely in accordance with the procedures described in “Description of the Notes — Payment at Maturity.”

The respective publishers of the Basket Component Indices may adjust the Basket Component Indices in a way that affects their levels, and these respective publishers have no obligation to consider your interests

The American Stock Exchange LLC (“AMEX” or the “American Stock Exchange”), FTSE/Xinhua Limited (“FTSE/Xinhua”), the Korean Stock Exchange (“KSE”) and Morgan Stanley Capital International Inc. (“MSCI”) (together the “Index Publishers” and each an “Index Publisher”) are the publishers of the AMEX Hong Kong 30 Index, the FTSE/Xinhua China 25 Index, the KOSPI 200 Index and the MSCI Taiwan and MSCI Singapore Indices, respectively. The Index Publishers can add, delete or substitute the stocks underlying the Basket Component Indices or make other methodological changes that could change the level of the Basket. You should realize that the changing of companies included in the Basket Component Indices may affect the Basket as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, any Index Publisher may alter, discontinue or suspend calculation or dissemination of its respective Basket Component Index. Any of these actions could adversely affect the value of the Notes. The Index Publishers have no obligation to consider your interests in calculating or revising the Basket Component Indices. See “The Basket.”

Your return may be affected by factors affecting international securities markets

The Basket Component Indices are computed by reference to the value of the equity securities of companies listed on various global exchanges. The return on the Notes will be affected by factors affecting the value of securities in the relevant markets. The relevant foreign securities markets may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission. Additionally, accounting, auditing and financial reporting standards and requirements in foreign countries differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor, and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the level of the Basket. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The level of the Basket is expected to affect the trading value of the Notes. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the level of the Basket exceeds or does not exceed the Initial Basket Level (or Strike Level, if applicable). However, if you choose to sell your Notes when the level of the Basket exceeds the Initial Basket Level (or Strike Level, if applicable), you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the level of the Basket will continue to fluctuate until the Valuation Date(s) occur(s).

Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase. The level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the related country index and, thus, the trading value of the Notes.

Changes in the volatility of the Basket Component Indices are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Basket Component Indices increases or decreases, the trading value of the Notes may be adversely affected.

Changes in dividend yields on the stocks included in the Basket Component Indices are expected to affect the trading value of the Notes. In general, if dividend yields on the stocks included in the Basket Component Indices increase, we expect that the trading value of the Notes will decrease and, conversely, if dividend yields on these stocks decrease, we expect that the trading value of the Notes will increase.

As the time remaining to the stated maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease. We anticipate that before their stated maturity date, the Notes may trade at a value above that which would be expected based on the level of interest rates and the level of the Basket. This difference will reflect a “time premium” due to expectations concerning the level of the Basket during the period before the stated maturity date of the Notes. However, as the time remaining to the stated maturity date of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.

Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase, if any, in the level of the Basket over the term of the Notes, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the stocks underlying the Basket Component Indices or futures or options contracts on the Basket Component Indices for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of these stocks and, in turn, the level of the Basket in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of the stocks underlying the Basket Component Indices. Temporary increases or decreases in the market prices of these stocks may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of these stocks may change subsequent to the Pricing Date, affecting the level of the Basket and therefore the trading value of the Notes.

Potential conflicts of interest could arise

Our subsidiary MLPF&S is our agent for the purposes of calculating the Basket closing level and the Ending Basket Level and the payment on the maturity date. Under certain circumstances, MLPF&S as our subsidiary and due to its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of the Basket can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of the Basket Component Indices. See the sections entitled “The Basket—Adjustments to the Basket Component Indices; Market Disruption Events” and “—Discontinuance of the Basket Component Indices” in this product supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the payment on the maturity date and the call price, if applicable, on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies included in the Basket Component Indices including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies included in the Basket Component Indices. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in the Basket Component Indices as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of ML&Co. or its affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this product supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series C” under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as trustee under such indenture. Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

ML&Co. will issue the Notes in denominations of $1,000 principal amount and integral multiples thereof or in such other denominations as may be indicated in the applicable term sheet or supplement. You may transfer the Notes only in whole denominations of $1,000 principal amount. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, you will receive a payment in cash, the timing and amount of which will vary depending on the performance of the Basket, whether the Notes have a Strike Level and whether the Notes have a buffer and which will be calculated in accordance with the formula set forth below.

The Notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The specific terms of the Notes will be described in the applicable term sheet, accompanying this product supplement no. REN-6b. The terms described in that term sheet supplement those described herein and in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus. If the terms described in the applicable term sheet are inconsistent with those described herein or in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, the terms described in the applicable term sheet shall control.

Payment at Maturity

The maturity date for the Notes will be set forth in the applicable term sheet. We will also specify whether or not the Notes have a buffer and the amount of any such buffer in the applicable term sheet.

On the maturity date, you will receive a cash payment per $1,000 principal amount Note determined by the calculation agent and equal to:

For both Notes with a buffer and without a buffer, if the Ending Basket Level is greater than the Initial Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount per Note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor, subject to the Maximum Total Return on the Notes. Accordingly, the appreciation potential of the Notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to the Maximum Total Return, if the Ending Basket Level is greater than the Initial Basket Level (or the Strike Level, if applicable), your final payment per $1,000 principal amount per Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + ($1,000 x Basket Return x upside leverage factor)

Notes With a Buffer

For Notes with a buffer, your principal is protected against a decline in the level of the Basket up to the buffer amount. If the Ending Basket Level declines from the Initial Basket Level (or the Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your Notes at maturity. If the Ending Basket Level declines from the Initial Basket Level (or the Strike Level, if applicable) by more than the buffer amount, for every 1% decline of the Basket beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your Notes multiplied by the leverage factor, and your final payment per

$1,000 principal amount per Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + [$1,000 x (Basket Return + buffer amount %) x downside leverage factor]

For Notes with a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Initial Basket Level (or the Strike Level, if applicable) by more than the buffer amount.

Notes Without a Buffer

For Notes without a buffer, if the Ending Basket Level is equal to the Initial Basket Level (or Strike Level, if applicable), you will receive the principal amount of your Note at maturity. If the Ending Basket Level declines from the Initial Basket Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your Notes for every 1% that the Basket declines beyond the Initial Basket Level (or Strike Level, if applicable), unless otherwise specified in the applicable term sheet. Under these circumstances, your final payment per $1,000 principal amount Note will be calculated, unless otherwise specified in the applicable term sheet, as follows:

$1,000 + ($1,000 x Basket Return)

For Notes without a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Initial basket Level (or the Strike Level, if applicable).

Unless otherwise specified in the applicable term sheet, the “Basket Return,” as calculated by the calculation agent, is the percentage change in the closing level of the Basket calculated by comparing the Basket closing level on the final Valuation Date(s) or such other date or dates as specified in the applicable term sheet (the “Ending Basket Level”), (i) to the Basket closing level on the Pricing Date, or such other date or dates as specified in the applicable term sheet (the “Initial Basket Level”), or (ii) to a percentage of the Initial Basket Level (the “Strike Level”), as applicable. The applicable term sheet will specify the Initial Basket Level (or the Strike Level, if applicable) and the manner in which the Ending Basket Level is determined. The Basket Return, unless otherwise specified in the applicable term sheet, is calculated as follows:

Basket Return =	(	Ending Basket Value – Initial Basket Level	)
Initial Basket Level (or Strike Level, as applicable)

If applicable, the “buffer amount”, “upside leverage factor”, “downside leverage factor” and “Strike Level” will be an amount specified in the applicable term sheet.

The “Maximum Total Return” on the Notes is a percentage which we will determine on the Pricing Date and set forth in the applicable final term sheet.

Unless otherwise specified in the relevant term sheet, the Basket closing level will be calculated as follows:

100 x [1 +

((AMEX Hong Kong Return * AMEX Hong Kong Weighting) + (FTSE/Xinhua Return * FTSE/Xinhua Weighting)

+ (KOSPI Return * KOSPI Weighting) + (MSCI Taiwan Return * MSCI Taiwan Weighting) + (MSCI Singapore

Return * MSCI Singapore Weighting)]

Unless otherwise specified in the applicable term sheet, the AMEX Hong Kong Return, FTSE/Xinhua Return, KOSPI Return, MSCI Taiwan Return and MSCI Singapore Return are the performance of the respective Basket Component Indices, expressed as a percentage, from the closing level on the pricing date to the closing level on the Observation Date (or the arithmetic average of the closing levels on each of the Averaging Dates) or on any trading day specified in the relevant term sheet.

The AMEX Hong Kong Weighting, the FTSE/Xinhua Weighting, the KOSPI Weighting, the MSCI Taiwan Weighting and the MSCI Singapore Weighting (each an “Index Weighting” and, collectively, the “Index

Weightings”) are the respective weights of each of the Basket Component Indices in the Basket as specified in the relevant term sheet and will be fixed for the term of the Notes. For example, if the relevant term sheet specifies that the AMEX Hong Kong Index is weighted to compose 18% of the value of the Basket, the AMEX Hong Kong Weighting is 18%.

The “AMEX Hong Kong Return” is calculated as follows, unless otherwise specified in the applicable term sheet:

AMEX Hong Kong Return =	(	AMEX Hong Kong Ending Level – AMEX Hong Kong Starting Level	)
AMEX Hong Kong Starting Value

where the “AMEX Hong Kong Starting Level” is the closing level of the AMEX Hong Kong 30 Index on the pricing date and the “AMEX Hong Kong Ending Level” is the closing level of the AMEX Hong Kong 30 Index on the Observation Date (or the arithmetic average of the closing levels of the AMEX Hong Kong 30 Index on each of the Averaging Dates) or on any trading day specified in the relevant term sheet.

The “FTSE/Xinhua Return” is calculated as follows, unless otherwise specified in the applicable term sheet:

FTSE/Xinhua Return =	(	FTSE/Xinhua Ending Level – FTSE/Xinhua Starting Level	)
FTSE/Xinhua Starting Level

where the “FTSE/Xinhua Starting Level” is the closing level of the FTSE/Xinhua China 25 Index on the pricing date and the “FTSE/Xinhua Ending Level” is the closing level of the FTSE/Xinhua China 25 Index on the Observation Date (or the arithmetic average of the closing levels of the FTSE/Xinhua China 25 Index on each of the Averaging Dates) or on any trading day specified in the relevant term sheet.

The “KOSPI Return” is calculated as follows, unless otherwise specified in the applicable term sheet:

KOSPI Return =	(	KOSPI Ending Level – KOSPI Starting Level	)
KOSPI Starting Level

where the “KOSPI Starting Level” is the closing level of the KOSPI 200 on the pricing date and the “KOSPI Ending Level” is the closing level of the KOSPI 200 on the Observation Date (or the arithmetic average of the closing levels of the KOSPI 200 on each of the Averaging Dates) or on any trading day specified in the relevant term sheet.

The “MSCI Taiwan Return” is calculated as follows, unless otherwise specified in the applicable term sheet:

MSCI Taiwan Return =	(	MSCI Taiwan Ending Level – MSCI Taiwan Starting Level	)
MSCI Taiwan Starting Level

where the “MSCI Taiwan Starting Level” is the closing level of the MSCI Taiwan Index on the pricing date and the “MSCI Taiwan Ending Level” is the closing level of the MSCI Taiwan Index on the Observation Date (or the arithmetic average of the closing levels of the MSCI Taiwan Index on each of the Averaging Dates) or on any trading day specified in the relevant term sheet.

The “MSCI Singapore Return” is calculated as follows, unless otherwise specified in the applicable term sheet:

MSCI Singapore Return =	(	MSCI Singapore Ending Level – MSCI Singapore Starting Level	)
MSCI Singapore Starting Level

where the “MSCI Singapore Starting Level” is the closing level of the MSCI Singapore Index on the pricing date and the “MSCI Singapore Ending Level” is the closing level of the MSCI Singapore Index on the Observation Date (or the arithmetic average of the closing levels of the MSCI Singapore Index on each of the Averaging Dates) or on any trading day specified in the relevant term sheet.

With respect to the AMEX Hong Kong 30 Index, the FTSE/Xinhua China 25 Index, the KOSPI 200, the MSCI Taiwan Index or the MSCI Singapore Index, the “closing level” on any trading day will equal the official closing level of the AMEX Hong Kong 30 Index, the FTSE/Xinhua China 25 Index, the KOSPI 200, the MSCI Taiwan Index or the MSCI Singapore Index, respectively, or in each case, any successor index thereto published following the regular official weekday close of trading for each such Basket Component Index on that trading day. In certain circumstances, the “closing level” will be based on the alternate calculation of the AMEX Hong Kong 30 Index, the FTSE/Xinhua China 25 Index, the KOSPI 200, the MSCI Taiwan Index and the MSCI Singapore Index described under “The Basket — Discontinuation of the Basket Component Indices” and “The Basket — Adjustments to the Basket Component Indices; Market Disruption Events.”

A “trading day” is, unless otherwise specified in the applicable term sheet, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchanges for securities underlying the Basket Component Indices or any successor index and the principal options and futures exchanges relating to the securities composing the Basket Component Indices or any successor index.

The “Valuation Date(s)”, which will be either a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the applicable term sheet and any such date is subject to adjustment as described below. If a scheduled Valuation Date is not a trading day or if there is a Market Disruption Event on such day, the applicable Valuation Date will be postponed to the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing; provided that the Basket closing level for a Valuation Date will not be determined on a date later than the earlier of (i) the tenth scheduled trading day after the scheduled Valuation Date, and (ii) the second scheduled trading day prior to the maturity date, and if such day is not a trading day, or if there is a Market Disruption Event on such date, the calculation agent will determine (or, if not determinable, estimate, in a manner which is considered commercially reasonable under the circumstances) the Basket closing level for the Valuation Date on such scheduled trading day.

A “business day” is, unless otherwise specified in the applicable term sheet, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

All determinations made by the calculation agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

THE BASKET

The Basket is designed to allow investors to participate in the percentage changes in the level of AMEX Hong Kong 30 Index, the FTSE/Xinhua China 25 Index, the KOSPI 200 Index, the MSCI Taiwan Index and the MSCI Singapore Index. The Basket Component Indices are described in the sections below. Each Basket Component Index will be assigned a weighting as described in the Term Sheet so that each Basket Component Index represents such percentage of the value of the Basket on the Pricing Date.

The Index Publishers have no obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of holders of the Notes into consideration for any reason. The Index Publishers will not receive any of the proceeds of the offering of the Notes and are not responsible for, and have not participated in, the offering of the Notes and are not responsible for, and will not participate in, the determination or calculation of the amount receivable by holders of the Notes.

The Basket Component Indices

The AMEX Hong Kong 30 Index

All disclosure contained in this product supplement regarding the AMEX Hong Kong 30 Index including, without limitation, its make-up, method of calculation and changes in its components, unless otherwise stated, has been derived from information made publicly available by the AMEX. This information reflects the policies of the AMEX, as stated in this publicly available information, and is subject to change by the AMEX at its discretion. ML&Co. and MLPF&S do not accept any responsibility for the calculation, maintenance, or publication of the AMEX Hong Kong 30 Index and have not independently verified the accuracy of such index or information.

The AMEX Hong Kong 30 Index is reported by Bloomberg Financial Markets under the ticker symbol “HKX.”

The AMEX Hong Kong 30 Index is a broad-market index that measures the composite price performance of 30 stocks actively traded on The Stock Exchange of Hong Kong Ltd. (the “HKSE”), designed to reflect the movement of the Hong Kong stock market as a whole. The AMEX Hong Kong 30 Index was established June 25, 1993 with a benchmark value of 350.00. The AMEX Hong Kong 30 Index is calculated and disseminated each New York business day based on the most recent official closing price of each of the component stocks as reported by the HKSE and a fixed HK$/US$ exchange rate.

Eligibility Standards for the Inclusion and Maintenance of Component Stocks in the AMEX Hong Kong 30 Index

The AMEX states that it selects securities comprising the AMEX Hong Kong 30 Index based on their market weight, trading liquidity, and representativeness of the business industries reflected on the HKSE. The AMEX will require that each AMEX Hong Kong 30 Index component security be one issued by an entity with major business interests in Hong Kong, listed for trading on the HKSE, and have its primary trading market located in a country with which the AMEX has an effective surveillance sharing agreement. The AMEX will remove any AMEX Hong Kong 30 Index component security that fails to meet any of the foregoing listing and maintenance criteria within 30 days after such a failure occurs. To ensure that the AMEX Hong Kong 30 Index does not consist of a number of thinly-capitalized, low-priced securities with small public floats and low trading volumes, the AMEX has established additional listing and maintenance criteria:

•

All component securities selected for inclusion in the AMEX Hong Kong 30 Index must have, and thereafter maintain, an average daily capitalization, as calculated by the total number of shares outstanding times the latest price per share (in Hong Kong dollars), measured over the prior six month period, of at least HK$3 billion (approximately US$380 million);

•	All component securities selected for inclusion in the AMEX Hong Kong 30 Index must have, and thereafter maintain, a minimum free float value (total freely tradeable outstanding shares less insider holdings), based on a monthly average measured over the prior three month period, of US$238 million, although up to, but no more than, three AMEX Hong Kong 30 Index component securities may have a free float value of less than US$238 million but in no event less than US$150 million, measured over the same period;

•

All component securities selected for inclusion in the AMEX Hong Kong 30 Index must have, and thereafter maintain, an average daily closing price, measured over the prior six month period, not lower than HK$2.50 (approximately US$0.32); and

•

All component securities selected for inclusion in the AMEX Hong Kong 30 Index must have, and thereafter maintain, an average daily trading volume, measured over the prior six month period, of more than one million shares per day, although up to, but no more than, three component securities may have an average daily trading volume, measured over the prior six month period, of less than one million shares per day, but in no event less than 500,000 shares per day.

Beginning in 1994, the AMEX has reviewed the AMEX Hong Kong 30 Index’s component securities on a quarterly basis, conducted on the last business day in January, April, July, and October. Any AMEX Hong Kong 30 component security failing to meet the above listing and maintenance criteria will be reviewed on the second Friday of the second month following the quarterly review again to determine compliance with the above criteria. Any AMEX Hong Kong 30 Index component stock failing this second review will be replaced by a ``qualified” component stock effective upon the close of business on the following Friday, provided, however, that if such Friday is not a business day, the replacement will be effective at the close of business on the first preceding business day. The AMEX will notify its membership immediately after it makes a determination to replace an Index component stock.

The AMEX Hong Kong 30 Index will be maintained by the AMEX and will contain at least thirty component stocks at all times. Pursuant to Exchange Rule 901C(b), the AMEX may change the composition of the AMEX Hong Kong 30 Index at any time in order to reflect more accurately the composition and track the movement of the Hong Kong stock market. Any replacement component stock must also meet the component stock listing and maintenance standards as discussed above. If the number of component securities in the AMEX Hong Kong 30 Index falls below thirty, no new option series based on the AMEX Hong Kong 30 Index will be listed for trading unless and until the Securities and Exchange Commission approves a rule filing pursuant to section 19(b) of the Securities Exchange Act of 1934 reflecting such change.

License Agreement

We have entered into an agreement with AMEX providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the AMEX Hong Kong 30 Index, which is owned and published by AMEX, in connection with certain securities, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the American Stock Exchange (including its affiliates). The American Stock Exchange has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. The American Stock Exchange makes no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the AMEX Hong Kong 30 Index to track general stock market performance. The American Stock Exchange has no relationship to Merrill Lynch & Co. other than the licensing of the AMEX Hong Kong 30 Index and the related trademarks for use in connection with the Notes, which index is determined, composed and calculated by the American Stock Exchange without regard to Merrill Lynch & Co. or the Notes. The American Stock Exchange has no obligation to take the needs of Merrill Lynch & Co. or the owners of the Notes into consideration in determining, composing or calculating the AMEX Hong Kong 30 Index. The American Stock Exchange is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The American Stock Exchange has no liability in connection with the administration, marketing or trading of the Notes.

The American Stock Exchange is under no obligation to continue the calculation and dissemination of the AMEX Hong Kong 30 Index and the method by which the AMEX Hong Kong 30 Index is calculated and the name “AMEX Hong Kong 30 Index” may be changed at the discretion of the American Stock Exchange. No inference should be drawn from the information contained in this product supplement that the American Stock Exchange makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the AMEX Hong Kong 30 Index to track general stock market performance. The American Stock Exchange has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the AMEX Hong Kong 30 Index. The American Stock Exchange is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. The American Stock Exchange has no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the AMEX Hong Kong 30 Index in connection with the Notes have been consented to by the American Stock Exchange.

The AMEX Hong Kong 30 Index is sponsored by, and is a service mark of, AMEX. The AMEX Hong Kong 30 Index is being used with the permission of AMEX.

AMEX in no way sponsors, endorses or is otherwise involved in the transactions specified and described in this document and AMEX disclaims any liability to any party for any inaccuracy in the data on which the AMEX Hong Kong 30 Index is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the AMEX Hong Kong 30 Index, or for the manner in which it is applied in connection with the transactions described herein.

The FTSE/Xinhua China 25 Index

All disclosure contained in this product supplement regarding the FTSE/Xinhua China 25 Index, including, without limitation, its make-up, method of calculation and changes in its components, unless otherwise stated, has been derived from information made publicly available by FTSE Xinhua Index Ltd. (“FXI”). This information reflects the policies of the FXI, as stated in this publicly available information, and is subject to change by FXI at its discretion. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the FTSE/Xinhua China 25 Index or any successor index.

The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FXI, a joint venture of FTSE International Limited (“FTSE”) and Xinhua Financial Network Limited (“Xinhua”), and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Stock Exchange of Hong Kong (the “SEHK”).

General

The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the SEHK. “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the SEHK. H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the SEHK, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

The FTSE/Xinhua China 25 Index is reported by Bloomberg L.P. under the ticker symbol “XIN0I.”

Eligible Securities

Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE/Xinhua China 25 Index. All classes of equity in issue are eligible for inclusion in the FTSE/Xinhua China 25 Index, subject to the restrictions herein, however, each constituent must also be a constituent of the FTSE All World Index. Companies whose business is that of holding equity and other investments, exchange traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion. Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

1.	Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE/Xinhua China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

2.	Liquidity. Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

3.	New Issues. New issues become eligible for inclusion in the FTSE/Xinhua China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index, like other indices of FXI, is governed by an independent advisory committee, the FTSE Xinhua Index Committee, that ensures that the FTSE/Xinhua China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index. The FTSE Xinhua Index Committee is responsible for undertaking the review of the FTSE/Xinhua China 25 Index and for approving changes of constituents.

Computation of the FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of the FTSE Group. The FTSE/Xinhua China 25 Index is calculated using the following algorithm:

S p (n) e (n) s (n) f (n) c (n)

d

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the FTSE/Xinhua China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FXI, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FXI at the most recent quarterly review of the FTSE/Xinhua China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE/Xinhua China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE/Xinhua China 25 Index.

The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares: (i) trade investments in a FTSE/Xinhua China 25 Index constituent company by either another FTSE/Xinhua China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%	Ineligible for inclusion in the FTSE/Xinhua China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%

Free float greater than 20% but less than or equal to 30%	30%

Free float greater than 30% but less than or equal to 40%	40%

Free float greater than 40% but less than or equal to 50%	50%

Free float greater than 50% but less than or equal to 75%	75%

Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band. This five percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

License Agreement

The Notes are not in any way sponsored, endorsed, sold or promoted by FXI, FTSE or Xinhua or by the London Stock Exchange PLC (the “London Stock Exchange”) or by The Financial Times Limited (“FT”) and neither FXI, FTSE, Xinhua nor the London Stock Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE/Xinhua China 25 Index and/or the figure at which the FTSE/Xinhua China 25 Index stands at any particular time on any particular day or otherwise. The FTSE/Xinhua China 25 Index is compiled and calculated by or on behalf of FXI. However, neither FXI or FTSE or Xinhua or the London Stock Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE/Xinhua China 25 Index and neither FXI, FTSE, Xinhua or the London Stock Exchange or FT shall be under any obligation to advise any person of any error therein.

The FTSE/Xinhua China 25 Index is calculated by or on behalf of FXI. FXI does not sponsor, endorse or promote the Notes.

All copyright in the FTSE/Xinhua China 25 Index values and constituent list vest in FXI. Merrill Lynch & Co. has obtained or, to the extent required, will obtain full license from FXI to use such copyright in the creation of the Notes.

“FTSETM” is a trade mark jointly owned by the London Stock Exchange PLC and The Financial Times Limited. “FTSE/Xinhua” is a trade mark of FTSE International Limited. “Xinhua” are service marks and trade marks of Xinhua Financial Network Limited. All marks are licensed for use by FXI.

The KOSPI 200 Index

All disclosure contained in this product supplement regarding the KOSPI 200 Index (as defined below), including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by the Korea Exchange (“KRX”). ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the KOSPI 200 Index or any successor index.

The Korea Stock Price Index 200, referred to as the KOSPI 200 Index (index symbol “KOSPI2”) is calculated, published and disseminated by the KRX and was first calculated and published on June 15, 1994. The base date of the KOSPI 200 Index was set as January 3, 1990 with a base value of 100 as of such date. The KOSPI 200 Index is a market capitalization weighted index consisting of 200 constituent stocks selected from the stocks listed on the KRX. Stocks issued by companies (i) that belong to the following 8 industry groups: fisheries, mining, manufacturing, electricity & gas, construction, services, post & communication and finance, and (ii) whose market capitalization is at least 1% of the total market capitalization of all the securities listed on the KRX, are selected for inclusion in the KOSPI 200 Index.

The basic selection criteria for inclusion in the KOSPI 200 Index is the average annual market capitalization for a company and the sum of daily total trading volume for its common stock for the same period for which its capitalization is calculated. This average annual market capitalization is calculated by dividing the aggregate value of the product of (a) the closing price of the listed common stock of a company as of the last trading day of each month and (b) the number of common shares listed for a period equal to one year from the end of April of the year preceding the selection date, by 12. The constituent stocks are first chosen from industry groups other than manufacturing on the basis of rank order of average monthly market capitalization, while ensuring that the accumulated market capitalization of the selected stocks is at least 70% of the total market capitalization of the same industry group. However, if the selected stock’s annual trading volume is below 85% of the constituent stocks in the same industry group, such stock will be excluded and the next ranking stock in market capitalization and which satisfies the trading value requirement will be selected. Stocks of companies in the manufacturing group will be selected after companies in the other industry groups (and only to the extent that the number of constituent stocks from non-manufacturing industry groups has not reached 200) in order of market capitalization rank and provided that the selected stock’s annual trading value is above 85% of companies in the same industry group. Notwithstanding the above criteria, if a stock does not satisfy the above criteria but the market capitalization of the issuing company is within the top 50 in terms of total market capitalization in its industry group, the KOSPI Maintenance Committee (which oversees the selection and periodic realignment of stocks in the KOSPI 200 Index) may include such stock in the KOSPI 200 Index.

The KOSPI 200 Index constituents are subject to periodic realignment annually in May of each year at a regular meeting of the KOSPI Maintenance Committee and special realignment on an as needed basis. The method of periodic realignment is similar to the method for selection of constituent stocks described above. In order to maintain the consistency of the KOSPI 200 Index, the realignment is restricted to replace the smallest number of constituent stocks as possible. Therefore, even though a stock satisfies the above criteria for selection, the industry market capitalization of any replacement company must be within 90% of the market capitalization of the constituent companies of the same industry group during the year under review. However, even if an existing constituent does not satisfy the criteria for selection of constituent stocks, it will remain a constituent as long as its industry market capitalization does not exceed 110% of the number of constituents for that industry group during the year under review. Moreover, even if a stock qualifies for inclusion in the KOSPI 200 Index pursuant to the 90% test, it will not be included if no other stocks exceed 110% as described above. A special realignment is made from time to time if a constituent stock is deemed inappropriate for inclusion due to delisting, designation as administrative stock, merger or other similar occurrences. In these circumstances, stocks will be selected in ranking order from a replacement list by industry group chosen beforehand during regular realignment. In the event no stock for a specific industry group is included in the replacement list, a stock is replenished with one from the manufacturing group.

The KOSPI 200 Index is calculated by dividing the current total market capitalization of all the constituent stocks (obtained by multiplying the common stock price for such constituent stock by the total number of its outstanding stocks) by the base market capitalization of all the constituent stocks and multiplying the result with 100. The base market capitalization of the constituent stocks is adjusted for corporate actions which include but are not limited to new listings, delistings, rights offerings, private placements, public offerings, capital reductions with consideration, mergers and conversion of convertible bonds.

License Agreement

Merrill Lynch International & Co., CV and the KSE have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to Merrill Lynch International & Co., CV and its affiliates (including ML&Co.), in exchange for a fee, of the right to use certain indices calculated by the KSE in connection with the issuance and marketing of securities, including the Notes.

The license agreement provides that the following information must be set forth in this product supplement:

“KOSPI” and “KOSPI 200” are trademarks/service marks of the Korea Stock Exchange and have been licensed for use by Merrill Lynch & Co., Inc.

The Notes are not sponsored, endorsed, sold or promoted by the Korea Stock Exchange (“KSE”). KSE makes no representation or warranty, express or implied, to owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the KOSPI 200 Index to track general stock market performance. KSE’s only relationship to ML&Co. is the licensing of certain trademarks and trade names of KSE and of the KOSPI 200 Index which is determined, composed and calculated by KSE without regard to ML&Co. or the Notes. KSE has no obligation to take the needs of ML&Co. or the owners of the Notes into consideration in determining, composing or calculation the KOSPI 200 Index. KSE is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are converted into cash. KSE has no obligation or liability in connection with the administration, marketing or trading of the Notes.

KSE DOES NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN AND KSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN. KSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

The MSCI Taiwan Index and the MSCI Singapore Index

All disclosure contained in this product supplement regarding the MSCI Indices including, without limitation, their make-up, method of calculation and changes in components, is derived from the MSCI Standard Index Series Methodology Book published by Morgan Stanley Capital International Inc. (“MSCI”) and other publicly available information. This information reflects the policies of MSCI, as stated in this publicly available information, and is subject to change by MSCI at its discretion. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Indices. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the MSCI Indices or any successor indices.

General—MSCI Equity Indices

MSCI Equity Indices were founded in 1969 by Capital International S.A. as the first international performance benchmarks constructed to facilitate accurate comparison of world markets. Morgan Stanley acquired the rights to the indices and data from Capital International in 1986. In November 1998, Morgan Stanley transferred all rights to the MSCI indices to MSCI. The MSCI Equity Indices have covered the world’s developed markets since 1969 and 1988, MSCI commenced coverage of the emerging markets. MSCI applies the same criteria and calculation methodology across all markets for all equity indices, developed and emerging.

Selection Criteria

MSCI undertakes an index construction process, which involves: (i) defining the equity universe, (ii) adjusting the total market capitalization of all securities in the universe for free float available to foreign investors, (iii) classifying the universe of securities under the Global Industry Classification Standard (the “GICS”), and (iv) selecting securities for inclusion according to MSCI’s Index construction rules and guidelines.

Defining the Universe

The index construction process starts at the country level, with the identification of the universe of investment opportunities. MSCI classifies each company and its securities in one and only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds, equity derivatives and limited partnerships, are eligible for inclusion in the universe. Generally, only equity or equity-like securities that are listed in the country of classification are included in the universe.

Adjusting the Total Market Capitalization of Securities in the Universe for Free Float

After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe. The process of free float adjusting market capitalization involves (i) defining and estimating the free float available to foreign investors for each security, using MSCI’s definition of free float, (ii) assigning a free float-adjustment factor to each security, and (iii) calculating the free float-adjusted market capitalization of each security.

Classifying Securities Under the GICS

In addition to the free float-adjustment of market capitalization, all securities in the universe are assigned to the industry that MSCI believes best describes their business activities. The GICS provides a comprehensive classification scheme to industries worldwide.

Selecting Securities for Index Inclusion

In order to ensure a broad and fair representation in the indices of diverse business activities in the universe, MSCI follows a “bottom-up” approach to index construction, building indices from the industry group level up. The bottom-up approach to index construction requires a thorough analysis and understanding of the characteristics of the universe. This analysis drives the individual security selection decisions, which MSCI aims to be a reflection of the overall features of the universe in the country index.

MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the analysis of:

•	Each company’s business activities and the diversification that its securities would bring to the index.

•

The size (based on free float-adjusted market capitalization) and liquidity of securities. MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet the minimum size guidelines discussed below and/or securities with inadequate liquidity are not considered for inclusion.

•	The estimated free float for the company and its individual share classes. In general, only securities of companies with estimated free float greater than 15% are considered for inclusion.

The free float of a security is the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: (i) strategic and other non-free float shareholdings not available for purchase by foreigners, (ii) limits on share ownership for foreigners and (iii) other foreign investment restrictions materially limiting the ability of international investors to freely invest.

Maintaining the MSCI Indices

The MSCI indices are maintained with the objective of reflecting changes in the relevant underlying equity markets on a timely basis. In maintaining the MSCI indices, emphasis is also placed on continuity, replicability and minimizing turnover in the indices. Maintaining the indices involves many aspects, including additions to and deletions from the indices and changes in number of shares and change in Foreign Inclusion Factors (“FIFs”) as a result of updated free float estimates.

Generally, index maintenance can be described by three broad categories of implementation of changes:

•	Annual full country index reviews that re-assess the various dimensions of the equity universe for all countries and which are conducted on a fixed annual timetable;

•	Quarterly index reviews, aimed at more promptly reflecting other significant market events; and

•	Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index as they occur.

Potential changes in the status of countries (stand-alone, emerging, developed) follow separate timetables. These changes are normally implemented in one or more phases at the regular annual full country index review and quarterly index review dates.

The annual full country index review for all MSCI indices is carried out once every 12 months and implemented as of the close of the last business day of May. The implementation of changes resulting from a quarterly index review occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. Any country indices may be impacted at the quarterly index review. MSCI index additions and deletions due to quarterly index rebalancings are announced at least two weeks in advance.

The MSCI Taiwan Index

The MSCI Taiwan Index is a free float-adjusted market capitalization index representing Taiwanese companies that are available to investors worldwide. The MSCI Taiwan Index has a base date of December 31, 1987. The MSCI Taiwan Index is calculated daily in U.S. Dollars and published in real time in Taiwan Dollars, every 15 seconds during market trading hours. The MSCI Taiwan Index is published by Bloomberg L.P. under the index symbol “MXTW”.

The MSCI Singapore Index

The MSCI Singapore Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore. The MSCI Singapore Index has been calculated since January 1, 1969.

The MSCI Singapore Index is calculated daily in U.S. Dollars and published in real time in Singapore Dollars, every 15 seconds during market trading hours. The MSCI Singapore Index is reported by Bloomberg Financial Markets under the ticker symbol “SGY.”

License Agreement

MLPF&S and MSCI have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S and certain of its affiliates (including ML&Co.), in exchange for a fee, of the right to use certain indices calculated by MSCI in connection with the issuance and marketing of securities, including the Notes.

The license agreement provides that the following information must be set forth in this product supplement:

“THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MORGAN STANLEY CAPITAL INTERNATIONAL INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MLPF&S AND ML&CO. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF A NOTE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND

ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or owner of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by MLPF&S and ML&Co. The Notes are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to the Notes. No purchaser, seller or owner of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.”

Adjustments to the Basket Component Indices; Market Disruption Events

If at any time an Index Publisher makes a material change in the formula for or the method of calculating any Basket Component Index or in any other way materially modifies any Basket Component Index so that such Basket Component Index does not, in the opinion of the calculation agent, fairly represent the level of the Basket Component Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such Basket Component Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to such Basket Component Index as if those changes or modifications had not been made, and calculate the closing level with reference to such Basket Component Index, as so adjusted. Accordingly, if the method of calculating the Basket Component Index is modified so that the level of the Basket Component Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust such Basket Component Index in order to arrive at a level of the Basket Component Index as if it had not been modified.

“Market Disruption Event” means any of the following events as determined by the calculation agent:

(A)	the suspension of, absence or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange on which the stocks included in any Basket Component Index trade as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise such Basket Component Index or any successor index;

(B)	a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the stocks which then comprise any Basket Component Index or any successor index during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(C)

the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trade options contracts or futures contracts related to the stocks included in any Basket Component Index as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Basket Component Index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to any Basket Component Index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on any Basket Component Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to such Basket Component Index; and

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

The occurrence of a Market Disruption Event could affect the calculation of the payment you may receive on the maturity date. See the section entitled “—Payment at Maturity” in this product supplement.

Discontinuance of the Basket Component Indices

If an Index Publisher discontinues publication of its respective Basket Component Index and the Index Publisher or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Basket Component Index (a “successor index”), then, upon the calculation agent’s notification of that determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity for the Basket Component Index and calculate the Basket Component Index closing level as described above under “—Payment at Maturity”. Upon any selection by the calculation agent of a successor index, ML&Co. will cause notice to be given to holders of the Notes.

In the event that any Index Publisher discontinues publication of any Basket Component Index and:

•	the calculation agent does not select a successor index; or

•	the successor index is not published on any of the Valuation Date(s),

the calculation agent will compute a substitute level for such discontinued Basket Component Index in accordance with the procedures last used to calculate that Basket Component Index before any discontinuance. If a successor index is selected or the calculation agent calculates a level as a substitute for the discontinued Basket Component Index as described below, the successor index or level will be used as a substitute for the discontinued Basket Component Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If an Index Publisher discontinues publication of any Basket Component Index and the calculation agent determines that no successor index is available at that time, then on each business day until the earlier to occur of:

•	the determination of the Ending Basket Level; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Ending Basket Level as described in the preceding paragraph as if that day were a business day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of any Basket Component Index may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $1,000 principal amount, will be equal to the payment at maturity, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Bloomberg page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons which are classified as partnerships, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Basket. In the opinion of Tax Counsel, this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and treatment of the Notes or instruments similar to the Notes for United States federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. For example, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss.

As discussed under the section entitled “United States Federal Income Taxation—Tax Treatment of the Notes—Payment on the Maturity Date” in this product supplement, absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and treatment described above is accepted for United States federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following United States federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date. Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If any gain or loss is treated as capital gain or loss, then that gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Notes. The deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Notes. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. In particular, the IRS could seek to analyze the United States federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized on the maturity date or upon a sale or other disposition of the Notes would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

Even if the CPDI Regulations do not apply to the Notes, other alternative United States federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the United States federal income tax consequences of an investment in the Notes.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by that taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to the Notes. If Section 1260 of the Code were to apply to the Notes in the future, however, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by the U.S. Holder on the sale, exchange or maturity of a Note as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date or upon a sale or exchange of a Note prior to the maturity date, or any income that would accrue to a holder of a Note if the Notes were characterized as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

Based on the characterization and tax treatment of each Note as a pre-paid cash-settled forward contract linked to the level of the Basket, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to United States federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a “tax home” (as defined for United States federal income tax purposes) in the United States.

As discussed above, alternative characterizations and treatments of the Notes for United States federal income tax purposes are possible. Should an alternative characterization and tax treatment of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of United States federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the amount payable at maturity, if any.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this product supplement by reference from ML&Co.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, and the three-month and six-month periods ended June 29, 2007 and June 30, 2006, which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in ML&Co.’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2007 and June 29, 2007 (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
business day	PS-16
Index	PS-1
Market Disruption Event	PS-27
Notes	PS-1
Pricing Date	PS-2
successor index	PS-28
trading day	PS-16
Valuation Date	PS-16

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Return Enhanced Notes

Linked to the Asian Equity Index Basket

(the “Notes”)

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

October 19, 2007